Subject to Completion

Preliminary Pricing Supplement

dated January 28, 2011

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

BARCLAYS CAPITAL

INVESTOR SOLUTIONS

Annual AutoCallable Notes due February 27, 2014 Linked to the iShares® MSCI Emerging Markets Index Fund

These Notes are linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “ETF”). If, on any call valuation date, the ETF closes at or above the initial price of the ETF on the initial valuation date, the Notes will be automatically called and investors will (subject to issuer credit risk) receive 100% of the principal amount of their Notes plus a pre-determined call premium. If the Notes are not automatically called and the final price of the ETF on the final valuation date is equal to or greater than the protection level, investors will receive (subject to issuer credit risk) 100% of the principal amount of their Notes. If the Notes are not automatically called and the final price of the ETF on the final valuation date is below the protection level, investors will be fully exposed to any decline of the ETF from the initial price on the initial valuation date to the final price on the final valuation date and may lose some or all of the principal amount of their Notes.

Terms and Conditions

Issuer Barclays Bank PLC

Issue Date February 28, 2011

Initial Valuation Date February 23, 2011

Final Valuation Date February 24, 2014*

Maturity Date February 27, 2014*

Call Valuation Dates* February 29, 2012 February 25, 2013

February 24, 2014

Reference Asset iShares® MSCI Emerging Markets Index Fund

Ticker EEM UP <Equity> (Bloomberg)

Call Premium Percentages 8%-12%** (First Call valuation date)

16%-24%** (Second call valuation date)

24%-36%** (Final call valuation date)

** Actual call premium percentage will be determined on the initial valuation date.

Initial Price The closing price of the ETF on the initial valuation date.

Final Price The closing price of the ETF on the applicable valuation date

Protection Level 70% of the initial price of the ETF, rounded to the nearest cent

CUSIP 06738KAJ0

ISIN US06738KAJ07

* Subject to postponement in the event of a market disruption event, as described in this preliminary pricing supplement.

Investing in these Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the accompanying prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement. Introduction

The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Payoff Diagram

*** Actual call premium percentage will be determined on the initial valuation date and will not be less than 8% in respect of the first call valuation date, 16% in respect of the second call valuation date and 24% in respect of the final call valuation date.

Hypothetical Examples****

Reference Asset Return Investment in the Notes Direct Investment in the ETF Reference Asset Return Investment in the Notes Direct Investment in the ETF

100% $1,240.00 $2,000 -5% $1,000.00 $950

90% $1,240.00 $1,900 -10% $1,000.00 $900

80% $1,240.00 $1,800 -20% $1,000.00 $800

70% $1,240.00 $1,700 -30% $1,000.00 $700

60% $1,240.00 $1,600 -31% $690.00 $690

50% $1,240.00 $1,500 -40% $600.00 $600

40% $1,240.00 $1,400 -50% $500.00 $500

30% $1,240.00 $1,300 -60% $400.00 $400

20% $1,240.00 $1,200 -70% $300.00 $300

10% $1,240.00 $1,100 -80% $200.00 $200

5% $1,240.00 $1,050 -90% $100.00 $100

0% $1,240.00 $1,000 -100% $0.00 $0

**** These hypothetical examples assume that the Notes have not been called in respect of the first or second call valuation dates, and are based on a number of other assumptions, as set forth beginning on page PPS-3 of this preliminary pricing supplement, including, among others, the assumption that the call premium percentage for the final call valuation date is 24%. These hypothetical examples are included for illustrative purposes only.

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

No

No

No

Year 1: Is ETF closing price >= Initial Price?

Year 2: Is ETF closing price >= Initial Price?

Year 3: Is ETF closing price >= Initial Price?

Principal Amount plus 8%*** call premium

Final Valuation Date:

Is ETF closing price>= Protection Level (70% of Initial Price)?

Investor would receive…

Hypothetical Scenario

Principal Amount plus 16%*** call premium

Principal Amount plus 24%*** call premium

Principal Amount

Principal Amount x (Final Price / Initial Price)

Yes, Note AutoCalled

Yes, Note AutoCalled

Yes, Note AutoCalled

Yes

No

$ Annual AutoCallable Notes due February 27, 2014 Linked to the Performance of the iShares® MSCI Emerging Markets Index Fund Global Medium-Term Notes, Series A, No. E-6346

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 23, 2011

Issue Date:	February 28, 2011

Final Valuation Date:	February 24, 2014*

Maturity Date:	February 27, 2014** (resulting in a term to maturity of approximately 3 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iShares® MSCI Emerging Markets Index Fund (the “ETF”) (Bloomberg ticker symbol “EEM UP <Equity>”)

Automatic Call:	On any call valuation date, if closing price of the ETF on such call valuation date is greater than or equal to the initial price on the initial valuation date, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable call price payable on the applicable early redemption date.

Call Valuation Dates*:	February 29, 2012 (the first call valuation date), February 25, 2013 (the second call valuation date) and February 24, 2014 (the final call valuation date)

Early Redemption Date*:	The third Business Day after the applicable call valuation date

Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•         8%-12%*** × $1,000 if the Notes are automatically called in respect of the first call valuation date

•         16%-24%*** × $1,000 if the Notes are automatically called in respect of the second call valuation date

•         24%-36%*** × $1,000 if the Notes are automatically called in respect of the final call valuation date

***      The actual call premium percentage will be determined on the initial valuation date and will not be less than 8% in respect of the first call valuation date, 16% in respect of the second call valuation date and 24% in respect of the final call valuation date.

Protection Level:	70% of the initial price, rounded to the nearest cent as appropriate

Payment at Maturity:

If the Notes are not automatically called, you will receive at maturity:

(i)      if the final price of the ETF on the final valuation date is equal to or greater than the protection level and is less than the initial price on the initial valuation date, a cash payment equal to the principal amount of the Notes;

(ii)     if the final price of the ETF on the final valuation date is less than the protection level, a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the Reference Asset Return on the final valuation date, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

You may lose some or all of your principal at maturity. If the final price of the ETF on the final valuation date is less than the protection level, your Notes will be fully exposed to any decline of the ETF from the initial price on the initial valuation date to the final price on the final valuation date and you may lose some or all of your principal. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	The performance of the ETF from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$[—], the closing price of the ETF on the initial valuation date.

Final Price:	The closing price of the ETF on the applicable valuation date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KAJ0 and US06738KAJ07

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the initial valuation date as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each Table of Hypothetical Values is based on the assumptions outlined below and demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the ETF, based on certain percentage changes between the initial price and the final price of the ETF and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges). The hypothetical examples below do not take into account any tax consequences from investing in the Notes or a direct investment in the ETF.

In each Table of Hypothetical Values some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the table were determined.

If the final price of the ETF on any call valuation date is at or above the initial price on the initial valuation date, the Notes will be automatically called for redemption at a cash payment per $1,000 principal amount Note equal to the applicable call price on the applicable early redemption date. The applicable call price is determined as follows:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•	8%-12%** × $1,000 if the Notes are automatically called in respect of the first call valuation date

•	16%-24%** × $1,000 if the Notes are automatically called in respect of the second call valuation date

•	24%-36%** × $1,000 if the Notes are automatically called in respect of the final call valuation date

**	The actual call premium percentage will be determined on the initial valuation date and will not be less than 8% in respect of the first call valuation date, 16% in respect of the second call valuation date and 24% in respect of the final call valuation date.

If the Notes are not automatically called, the final price is determined on the final valuation date and you will receive a payment at maturity:

•

If the final price of the ETF on the final valuation date is equal to or above the protection level and is less than the initial price on the initial valuation date, a cash payment equal to the principal amount of the Notes.

•

If the final price of the ETF on the final valuation date is below the protection level, a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the Reference Asset Return on the final valuation date, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

PPS–3

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Reference Asset: iShares® MSCI Emerging Markets Index Fund

Initial Price: 46.99

Protection Level: 32.89, which is 70% of the hypothetical initial price, rounded to the nearest hundredth

Call Valuation Dates: February 29, 2012 (the first call valuation date), February 25, 2013 (the second call valuation date) and February 24, 2014 (the final call valuation date)

Maturity Date: February 27, 2014

The call premium percentage for the first call valuation date: 8.00%

The call premium percentage for the second call valuation date: 16.00%

The call premium percentage for the final call valuation date: 24.00%

Table of Hypothetical Values

If Notes are Called in Respect of the First Call

Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,080.00	$2,000
+ 90%	$1,080.00	$1,900
+ 80%	$1,080.00	$1,800
+ 70%	$1,080.00	$1,700
+ 60%	$1,080.00	$1,600
+ 50%	$1,080.00	$1,500
+ 40%	$1,080.00	$1,400
+ 30%	$1,080.00	$1,300
+ 20%	$1,080.00	$1,200
+ 10%	$1,080.00	$1,100
+ 5%	$1,080.00	$1,050

0%	$1,080.00	$1,000

Since the final price of the ETF on the first call valuation date is equal to or greater than the initial price on the initial valuation date, the Notes are automatically called and you will receive on the first early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $80.00, regardless of the performance of the ETF on the final valuation date.

Table of Hypothetical Values

If Notes are Called in Respect of the Second Call

Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,160.00	$2,000
+ 90%	$1,160.00	$1,900
+ 80%	$1,160.00	$1,800
+ 70%	$1,160.00	$1,700
+ 60%	$1,160.00	$1,600
+ 50%	$1,160.00	$1,500
+ 40%	$1,160.00	$1,400
+ 30%	$1,160.00	$1,300
+ 20%	$1,160.00	$1,200
+ 10%	$1,160.00	$1,100
+ 5%	$1,160.00	$1,050

0%	$1,160.00	$1,000

PPS–4

Since the final price of the ETF on the second call valuation date is equal to or greater than the initial price on the initial valuation date, the Notes are automatically called and you will receive on the second early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $160, regardless of the performance of the ETF on the final valuation date.

Table of Hypothetical Values

If Notes are NOT Called in Respect of the First Call

Valuation Date and the Second Call Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,240.00	$2,000
+ 90%	$1,240.00	$1,900
+ 80%	$1,240.00	$1,800
+ 70%	$1,240.00	$1,700
+ 60%	$1,240.00	$1,600
+ 50%	$1,240.00	$1,500
+ 40%	$1,240.00	$1,400
+ 30%	$1,240.00	$1,300
+ 20%	$1,240.00	$1,200
+ 10%	$1,240.00	$1,100
+ 5%	$1,240.00	$1,050

0%	$1,240.00	$1,000

- 5%	$1,000.00	$950
- 10%	$1,000.00	$900
- 20%	$1,000.00	$800
- 30%	$1,000.00	$700
- 40%	$600.00	$600
- 50%	$500.00	$500
- 60%	$400.00	$400
- 70%	$300.00	$300
- 80%	$200.00	$200
- 90%	$100.00	$100
- 100%	$0.00	$0

If Notes are not called in respect of the first call valuation date and the second call valuation date and the final price on the final call valuation date is at or above the initial price on the initial valuation date, the Notes are automatically called and you will receive on the applicable early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $240.00.

If Notes are not automatically called and the final price of the ETF on the final valuation date is below the initial price but at or above the protection level, you will receive on the maturity date a cash payment per $1,000 principal amount Note equal to $1,000.

If Notes are not automatically called and the final price of the ETF on the final valuation date is below the protection level, you will receive on the maturity date a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the Reference Asset Return on the final valuation date.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The call valuation dates, early redemption dates, final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

PPS–5

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—If the closing price of the ETF on a call valuation date is greater than or equal to the initial price on the initial valuation date, the Notes will be automatically called and your investment will yield a payment per $1,000 principal amount Note of $1,000 plus a call premium equal to: (i) 8.00%* multiplied by $1,000 if your Notes are automatically called in respect of the first call valuation date, (ii) 16.00%* multiplied by $1,000 if your Notes are automatically called in respect of the second call valuation date and (iii) 24.00%* multiplied by $1,000 if your Notes are automatically called in respect of the final call valuation date. *The actual call premium will be determined on the initial valuation date and will not be less than $80.00, $160.00 and $240.00 per $1,000 principal amount Note for the first, second and final call valuation date, respectively. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the rules of Section 1260 of the Internal Revenue Code. Because the Notes have a return profile that differs substantially from the return profile of the ETF, we believe it is more likely than not that Section 1260 should not apply at all to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale, redemption or maturity of the Notes. Because application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

PPS–6

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called and the final price of the ETF on the final valuation date is less than the protection level, you will lose 1% of your principal amount for every 1% decline in the final price of the ETF on the final valuation date as compared to the initial price on the initial valuation date. If the Notes are not called and the final price of the ETF on the final valuation date is less than the protection level, you may lose some or all of your principal.

•

Your Return on the Notes is limited to the Applicable Call Price—If the Notes are automatically called in respect of any call valuation date, you will receive on the applicable early redemption date a payment per $1,000 principal amount Note of $1,000 plus a call premium equal to the product of the applicable call premium percentage multiplied by $1,000, regardless of the performance of the ETF from the initial price on the initial valuation date to the applicable call valuation date.

•

Potential Early Exit—While the original term of the Notes is approximately three years, the Notes will be automatically called if the final price of the ETF on any call valuation date is at or above the initial price on the initial valuation date. If the Notes are called, you will be entitled only to the principal amount of your Notes plus the applicable call premium set forth on the cover of this preliminary pricing supplement. You will not be entitled to any appreciation in the ETF on the final valuation date, which may be significant.

•

Limited Protection Against Loss—If the Notes are called or the final price of the ETF on the final valuation date does not fall below the protection level, you will be entitled to receive, subject to our credit risk, at least the full principal amount of your Notes at maturity or on the early redemption date as applicable. But if the Notes are not called and the final price of the ETF on the final valuation date is below the protection level, for every 1% that the ETF has declined from the initial price on the initial valuation date, you will lose an amount equal to 1% of the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

The Payment on an Early Redemption Date or at Maturity of Your Notes is Not Based on the Price of the ETF at Any Time Other than the Final Price on the applicable Call Valuation Date or the Final Valuation Date, Respectively—The final price of the ETF and the reference asset return will be based solely on the closing price of the ETF on the applicable call valuation date and the final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the closing price of the ETF on any call valuation date is less than the initial price on the initial valuation date, the Notes will not be automatically called. Similarly, if the closing price of the ETF on the final valuation date is less than the protection level, the payment upon maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the price of the ETF at a time when the price of the ETF was at or above the protection level.

PPS–7

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the MSCI Emerging Markets IndexSM (the “Underlying Index”), which is the underlying Index of the ETF, are denominated, although any currency fluctuations could affect the performance of the stocks comprising the Underlying Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

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Non-U.S. Securities Markets Risks—The stocks included in the Underlying Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlying Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

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Risks associated with Emerging Markets—An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

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•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the ETF are denominated;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION RELATING TO THE ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the ETF

We have derived all information contained in this preliminary pricing supplement regarding the iShares® MSCI Emerging Markets Index Fund (the “ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the iShares® MSCI Emerging Markets Index Fund dated January 1, 2011 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”). The ETF is an exchange-traded fund. Shares of the ETF are listed and trade on the NYSE Arca Stock Exchange under the ticker symbol “EEM”. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM (the “Underlying Index”).

The ETF generally invests at least 90% of assets in the securities of its underlying index and in depositary receipts representing securities in its Underlying Index. The Underlying Index is designed to measure equity market performance in the global emerging markets. As of September 30, 2010, the Underlying Index consisted of the following 21 emerging market indexes: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of September 30, 2010, the Underlying Index’s three largest sectors by component weighting were financials, energy and materials.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 033-97598 and 811-09102, respectively. Additional information regarding the ETF is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs. As investment advisor, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

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Historical Information

The following graph sets forth the historical performance of the ETF based on the daily closing prices from August 27, 2003 through January 26, 2011. The ETF closing price on January 26, 2011 was $46.99.

We obtained the historical trading price information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the ETF closing price on the final valuation date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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